[logo]                                                     Terra Industries Inc.
                                                               600 Fourth Street
TERRA                                                              P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                              Exhibit 99.1             Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756


                  TERRA TO MOTHBALL BEAUMONT METHANOL FACILITY


Sioux City, Iowa (Nov. 1, 2004)--Terra Industries Inc. (NYSE symbol: TRA) announced today that, at the request of Methanex Corporation and under the terms of an agreement between the two companies, it will cease production at its Beaumont, Texas, methanol manufacturing facility on Dec. 1, 2004, and mothball the plant for an indefinite period. Terra sold its sales contracts and rights to the full output of the Beaumont plant to Methanex for five years ending Dec. 31, 2008. Under the terms of that agreement, Terra received a lump-sum payment of $25 million and shares in a percentage of cash gross profits generated from Beaumont sales. The agreement gives Methanex the right to cease production at the Beaumont facility and also stipulates that, beginning two years from the date of the shutdown, Terra has the option to terminate the agreement at a cost of approximately $417,000 per month remaining on the contract.


The Beaumont facility has annual production capacity of 225 million gallons of methanol and 255,000 tons of ammonia. The ammonia loop has historically used hydrogen produced by the methanol plant in its manufacturing process. Terra is evaluating the feasibility of alternative sources of hydrogen for the ammonia loop.


Approximately 40 Terra employees will lose their jobs after the methanol plant is mothballed. Terra will retain some employees to operate the methanol storage and distribution terminal and to potentially operate the ammonia plant. Terra estimates that it will spend as much as $5 million to mothball the plant and for employee separation costs.


Terra continues to produce methanol at its Woodward, Okla., facility. That facility, which primarily produces nitrogen products, has annual methanol production capacity of 40 million gallons.


Terra Industries Inc., with 2003 revenues of $1.4 billion, is a leading international producer of nitrogen products.


This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.'s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.'s most recent report on Form 10-K and Terra Industries Inc.'s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


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Note:    Terra Industries' news announcements are also available on its web site, www.terraindustries.com.